Exhibit 10.2
ASTERA LABS, INC.
NON-EMPLOYEE DIRECTORS’ DEFERRED COMPENSATION PROGRAM
(THE “PROGRAM”) RULES AND CONDITIONS
The following rules and conditions have been adopted by the Board of Directors of Astera Labs, Inc. (the “Company”) to govern the deferral of Restricted Stock Units by Non-Employee Directors pursuant to the Astera Labs, Inc. 2024 Stock Option and Incentive Plan (the “Stock Plan”) and the Astera Labs, Inc. Amended and Restated Non-Employee Director Compensation Policy (the “Policy”). Capitalized terms used but not defined herein shall have the meaning given such terms in the Stock Plan. The Program is an unfunded arrangement established and maintained primarily for the benefit of directors and is intended to be exempt from the participation, vesting, funding, and fiduciary requirements set forth in Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). To the extent required by law, the terms of this Program applicable to Non-Employee Directors shall also constitute a separate written plan document with its terms set forth in the applicable portions of this Program.
1. Election to Defer the Restricted Stock Units. A Non-Employee Director may elect in advance to defer the receipt of the initial and/or annual grant of Restricted Stock Units made to such Non-Employee Director pursuant to the Policy under the Stock Plan (such grant, the “Equity Retainer”). To make such an election, except with respect to a newly elected or appointed Non-Employee Director, or in connection with the establishment of this Program, the Non-Employee Director must execute and deliver to the Company a deferral election form before the end of the calendar year preceding the calendar year in which the applicable Equity Retainer is scheduled to be earned and granted. Non-Employee Directors on the Effective Date shall be permitted, within 30 days of the Effective Date, to file a deferral election which shall apply only to annual Equity Retainers that are awarded subsequent to the election. A newly elected or appointed Non-Employee Director, may, upon (but no later than 30 days after) becoming a Non-Employee Director, file a deferral election with respect to the initial Equity Retainer and/or to annual Equity Retainers that are awarded subsequent to the election. An election shall remain in effect from year to year until revoked in writing by the Non-Employee Director, but any revocation shall become effective only with respect to Equity Retainers that are granted in calendar years beginning after receipt and acceptance by the Company of a written revocation. All elections (including revocation thereof) must be made during an open window period while the Non-Employee Director is not in possession of any material non-public information relating to the Company.

2. Deferred Account. Upon the vesting of any Equity Retainer awarded to any Non-Employee Director who has elected to defer his or her Equity Retainer(s) pursuant to this Program, any shares of Stock that would otherwise have been issued to the Non-Employee Director upon such vesting shall be converted to deferred stock units on a one-to-one basis and credited to the Non-Employee Director’s deferred account (“Account”).
3. Dividend Equivalent Amounts. If dividends (other than dividends payable only in shares of Stock) are paid with respect to Stock, each Account shall be credited with a number of whole and fractional stock units determined by multiplying the dividend value per share by the stock unit balance of the Account on the record date and dividing the result by the Fair Market Value of a share of Stock on the dividend payment date.
4. Period of Deferral. The deferred stock units in each Account shall be deferred until, and the period of deferral shall cease upon, the earliest of (a) 30 days after a Non-Employee Director ceases to serve as a member of the Board of Directors of the Company and incurs a “separation from service” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder (“Section 409A”), (b) the consummation of a Sale Event (as defined in the Stock Plan) so long as such Sale Event constitutes a “change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the assets of the Company” within the meaning of Section 409A (a “Change in Control”) or (c) 30 days after the date of a Non-Employee Director’s death.
5. Designation of Beneficiary. A Non-Employee Director may designate one or more beneficiaries to receive payments from his or her Account in the event of his or her death. A designation of beneficiary may apply to a specified percentage of a Non- Employee Director’s entire interest in his or her Account. Such designation, or any change therein, must be in writing and shall be effective upon receipt by the Company. If there is no effective designation of beneficiary, or if no beneficiary survives the Non-Employee Director, the estate of the Non-Employee Director shall be deemed to be the beneficiary. All payments to a beneficiary or estate shall be made in a lump sum in shares of Stock, with any fractional share paid in cash.
6. Payment. All amounts credited to a Non-Employee Director’s Account shall be paid in shares of Stock to the Non-Employee Director, or his or her designated beneficiary (or beneficiaries) or estate, in a single lump sum as soon as practicable (but in no event later than 30 days) after the end of the first applicable period of deferral specified in Section 4 (above) occurs; provided, however, that fractional shares shall be paid in cash.
7. Adjustments. In the event of a stock dividend, stock split or similar change in capitalization affecting the Stock, the Company shall make appropriate adjustments in the number of stock units credited to the Non-Employee Directors’ Accounts.

8. Non-transferability of Rights. During a Non-Employee Director’s lifetime, any payment under this Program shall be made only to the Non-Employee Director. No sum or other interest under this deferred compensation arrangement shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge, and any attempt by a Non-Employee Director or any beneficiary under this Program to do so shall be void. No interest under this deferred compensation arrangement shall in any manner be liable for or subject to the debts, contracts, liabilities, engagements or torts of a Non-Employee Director or beneficiary entitled thereto. Notwithstanding the foregoing, the Company may make payments to an individual other than a Non-Employee Director to the extent required by a domestic relations order.
9. Company’s Obligations to Be Unfunded and Unsecured. The Accounts maintained under this Program shall at all times be entirely unfunded, and no provision shall at any time be made with respect to segregating assets of the Company (including Stock) for payment of any amounts hereunder. No Non-Employee Director or other person shall have any interest in any particular assets of the Company (including Stock) by reason of the right to receive payment under this Program, and any Non-Employee Director or other person shall have only the rights of a general unsecured creditor of the Company with respect to any rights under this Program.
10. Section 409A. This Program is intended to be a compliant deferred compensation plan under Section 409A and shall be administered in accordance with the requirements of Section 409A. To the extent that any provision of this Program is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A of the Code. This Program may be amended, as reasonably determined by the Board, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party.
11. Incorporation of Plan. This Program shall be subject to the terms and conditions of the Stock Plan and the Policy. Capitalized terms in this document shall have the meaning specified in the Stock Plan, unless a different meaning is specified herein.
Adopted as of May 1, 2026 (the “Effective Date”)